Analysis & application to Threadneedle Investments

Personal Account Dealing

General application

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CONTENTS

PERSONAL ACCOUNT DEALING – DO’S & DON’TS

1	INTRODUCTION

	1.1	Why the Code is necessary – the General Principles

		1.1.1	Fiduciary Duties and Conflicts of Interest

		1.1.2	Insider Dealing

		1.1.3	Services provided to Ameriprise

	1.2	General obligation to ensure high standards of personal conduct in dealings

		1.2.1	Obligation to adhere to the General Principles in the Code

		1.2.2	Responsible Trading

2	RULES & PROCEDURES

	2.1	Introduction

	2.2	Who the Code Applies To

		2.2.1	Employees, contractors & workers of Threadneedle Investments

		2.2.2	Sanctions

		2.2.3	Trusteeships, executorships etc

		2.2.4	Employees, contractors, workers and their associates

		2.2.5	Alternative arrangements for associates employed by regulated businesses

		2.2.6	Access Persons

	2.3	Permission to Deal – Scope

		2.3.1	Investments subject to pre-approval

		2.3.2	Investments not subject to pre-approval

		2.3.3	Dealing through UBS Wealth Management (UK) Limited (“UBS) (“Optional) & other service providers

	2.4	Guidance Notes

		2.4.1	Exercise of Rights Attaching to Investments

		2.4.2	Derivatives Dealing

		2.4.3	Dealing in Ameriprise and ZFSG shares/derivatives

		2.4.4	Frequent Buying and Selling

		2.4.5	Short Selling

		2.4.6	Front running

		2.4.7	Discretionary Managed Portfolios

		2.4.8	Investment Clubs

		2.4.9	Threadneedle Funds

		2.4.10	Approval of Threadneedle Fund Transactions

		2.4.11	IPO’s

		2.4.12	Gifts of Shares

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2.	RULES & PROCEDURES (Cont’d)

	2.5	Approval and Dealing Procedure

		2.5.1	Optional use of UBS Wealth Management (UK) Ltd – appointed broker

		2.5.2	Nomination and Registration of a Broker

		2.5.3	Using your own broker

		2.5.4	Broker letters of authority

		2.5.5	Deal Approval Procedure

		2.5.6	Placing the Deal

		2.5.7	Contract Notes

		2.5.8	Approval Procedure for Fund Pricing & Dealing Committee Members, SICAV Pricing Committee Members and Threadneedle Insiders in Threadneedle Products

	2.6	Compliance Checks and Monitoring

	2.7	Data Protection and Confidentiality – handling of employee related information

Appendices

Appendix 1	List of Named Approvers

Appendix 2	Broker Notification Letter - Own Broker

Appendix 3	Broker Notification Letter – Own Broker (German version)

Appendix 4	Access Persons – additional PA dealing Code

Appendix 5	Staff Personal Transaction Pre-clearance Form

Appendix 6	CWAM Personal Account dealing policy

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PERSONAL ACCOUNT DEALING	DO’S (✓) & DON’TS (x)

Buy/sell	Trading Permitted	Written pre- clearance required	Disclosure to Front Office Compliance required
Shares in publicly quoted and private companies or interests in a partnership including venture capital vehicles	✓	✓	✓

Shares in investment trusts (including REITS) and Venture Capital Trusts (VCTs) and Enterprise Investment Trusts (EITs)	✓	✓	✓

Ameriprise shares/derivatives	✓	Threadneedle Executive Board & BMT members only	✓

Zurich Financial Services Group (“ZFSG”) shares/derivatives	✓	✓	✓

Debentures, bonds, loan stock, and other debt instruments of a corporate nature (corporate bonds) whether or not listed	✓	✓	✓

Shares & corporate bonds held within single company, self select equity and investment trust Individual Savings Accounts (ISAs), Personal Equity Plans (PEPs) & SIPPs	✓	✓	✓

ADRs, GDRs	✓	✓	✓

Warrants (exercise & sale)	✓	✓	✓

Non US Initial Public Offerings (“IPO’s”)	✓	✓	✓

Investment in US IPO’s	Not Permitted	Not Permitted	Not Permitted

All Derivative dealing including trading in non-indexed derivatives such as contracts in spread betting or narrow based indices (10 securities or less) that give exposure to specific investments or shares	✓	✓	✓

Broad based, liquid indexed, derivatives (such as futures on the FTSE or S&P) or Exchange Traded Funds	✓	✓	✓

Non-investment derivatives – sporting bets only	✓	x	x

Private placements or limited offering	✓	✓	✓

Insurance contracts (e.g. investment bonds) where there is exposure to specific investments, shares or narrow based indices	✓	✓	✓

Life policies (where there is no specific investment exposure)	✓	x	x

Exercise of rights attaching to investments/securities (voting rights, rights issue, payment of rights, acceptance offers, surrender of a bond that has reached maturity)	✓	x	✓

Threadneedle and Ameriprise products (including OEICs, UTs, SICAVs, Hedge funds, Stakeholder and Mutual Funds)	✓	FPDC/SPC members for OEICs/SICAVs dealing only	✓

Any non-Threadneedle, non US based unit trust, OEIC or other regulated, open ended collective investment scheme	✓	x	x

Any non-Ameriprise US mutual fund	✓	x	x

Debt securities issued by any government (sovereign), public authority, supranational or government agency (e.g. gilts)	✓	x	✓

Property *	✓	x	x

Foreign exchange transactions	✓	x	x

Windfall shares (as a result of demutualisation or SAYE) though subsequent disposal of such shares requires pre-clearance	✓	x	✓

Dividend Reinvestment Plans (DRIPs)	✓	x	✓

*	Employees based in the Property Department are subject to a separate Code relating to property

Please remember that short selling is prohibited

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1	INTRODUCTION

1.1	Why the Code is necessary – the General Principles of the Code (including additional Access Persons requirements)

The conduct of personal dealings in investments by employees of Threadneedle Investments is a matter of the utmost importance to the firm, its clients, our regulators and to employees themselves. It is essential that we manage access to privileged information concerning clients’ portfolios, the firm’s trading intentions and trading activities (including disposition of corporate actions) appropriately and that we discharge our duties in a way that does not harm the interests of our clients, the firm or breach any legal or regulatory requirements. This also includes an obligation to meet our duties to other participants in the capital markets. It is important that we are not seen to act on privileged information for personal gain. Non compliance with this Code is a disciplinary offence which may lead to your dismissal.

1.1.1	Our Fiduciary duty to clients

The firm and its employees respectively have a fiduciary duty to our clients in respect of the professional activities that we conduct in connection with the management of their assets. That duty requires that we act in accordance with clients’ interests and that we protect those interests in the course of our work. This general obligation requires us to take action in respect of actual or potential conflicts of interest between the firm and its employees on the one hand and our clients on the other. This is emphasised by the Financial Services Authority (FSA) and the Securities Exchange Commission (SEC), whose rules require that each member firm puts in place compliance arrangements for personal dealing which assist to ensure compliance with applicable laws, FSA and SEC Rules and Principles, and to protect the interests of the clients of the firm.

1.1.2	Insider Dealing restrictions

The criminal law and the regulatory regimes (FSA & SEC) provide rigorous sanctions in respect of any person who commits insider dealing - whether in a personal or a professional capacity. A summary of these restrictions is found in the Insider Dealing chapter of the Compliance Manual.

The Code, when taken in conjunction with the Insider Dealing chapter, endeavours to restrict personal trading by employees and to subject that trading to carefully documented procedures which should ensure that employees can meet their personal obligations with respect to avoiding insider dealing or the appearance of insider dealing. Failure to adhere fully to these procedures may increase the risk of regulatory scrutiny and action both for employees and the firm. Any violation of the Code will lead to sanctions being imposed, either through internal procedures, by the FSA or SEC or potential criminal prosecution.

1.1.3	Services provided to Ameriprise

Threadneedle provides large deal monitoring and reporting services to the group. This involves aggregating securities positions from the various companies within the Ameriprise group. One consequence of this arrangement is that the staff who have access to the deal information of our associate are also subject to elements of our US associate’s Code of Ethics in relation to Personal Account dealing (“the Personal Account Dealing Code”), as set out in Appendix 6. The individuals subject to this additional requirement will be notified separately.

1.2	General obligation to follow high standards of personal conduct in dealings

1.2.1	Obligation to adhere to general principles in the Code

The Code sets policies and procedures that are designed to ensure, as far as practicable, that Threadneedle Investments as a firm upholds appropriately high standards with respect to

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employees’ personal trading in investments. However, there may be circumstances that are not covered by the precise terms of the Code and therefore the onus is on all employees to consider the possible impact of any personal dealing in investments and whether their conduct might breach the duties which either the employee or the firm may have to its clients and the capital markets. This overriding principle is just as important in assessing your own actions as are the detailed procedures and restrictions which are detailed below.

1.2.2	Responsible trading

Threadneedle Investments offers professional investment management to institutions and through its funds to retail investors. Integral to this business is maintaining a reputation for exercising responsible investment focussed on medium to long-term investment horizons. Whilst it is acknowledged that employees may from time to time wish to take advantage of shorter term opportunities in the markets, Threadneedle Investments nevertheless expects employees to adopt responsible investment strategies with appropriate risk.

Consequently Threadneedle Investments expects employees to avoid the following types of investment:-

•	Uncovered derivatives or currency derivatives or positions

•	Leveraged investment in equity securities, including warrants, margin trading etc.

•	Short selling (which is prohibited for all employees)

Buying and selling units or shares in Threadneedle funds (e.g. Navigator, TSIF and TIF) are subject to similar obligations as trading securities. In particular, Threadneedle prohibits staff from intentional short term or active trading in Threadneedle funds, including attempting to profit from fund price arbitrage strategies.

Threadneedle staff must ensure that they do not buy and sell units or shares in Threadneedle funds based upon information that is not otherwise published to other investors and which is or could be material to the future pricing of the relevant fund or otherwise in a manner that is likely to disadvantage other investors in the fund (e.g. knowledge of current fund trading strategies, fair value pricing triggers etc).

If an employee is in any doubt as to the propriety of their intended trading then they should consult with their Compliance contact.

Whilst there is currently no formal holding period for securities (except for employees deemed Access Persons under SEC regulations who are based on the Investment Floor (please see Appendix 4)), Threadneedle Investments considers that holding investments in Threadneedle funds and/or securities for a short period may indicate speculative trading activity that is inconsistent with the firms view as to appropriate trading conduct by employees.

Please note that the firm provides discounts on Threadneedle funds to employees and family in its products but operates a holding period of a minimum of 60 working days in order to qualify for those discounts. Please refer to the Compensation & Benefits intranet site for application forms.

Compliance staff, Client Services and investment staff at Threadneedle Investments cannot offer investment advice to individual employees. If you need assistance in planning your investments then we strongly recommend that you seek advice from an appropriately regulated private client financial adviser, bank or brokerage firm.

We realise that upholding the high standards set out in the Code will place some restrictions on your freedom to conduct investment transactions. The management team at Threadneedle Investments has determined that this is a cost that must be incurred to preserve the reputation of Threadneedle Investments and to protect employees from inadvertent conflicts with the interests of clients or the operation of law or regulations.

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Accordingly, the Code forms a part of the Compliance Manual, compliance with which is formally incorporated by reference into the terms of staff employment contracts or terms of engagement.

The Compliance Team can assist if you are at any time in any doubt as to your obligations with respect to personal account dealing. Please contact Front Office Compliance or your compliance contact.

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2	RULES & PROCEDURES

2.1	INTRODUCTION

This Chapter outlines the substantive rules and procedures for employees, contractors and temporary workers who wish to buy or sell investments in their personal capacity, for themselves or for others.

In essence, the Code, in addition to introducing general principles of personal conduct in personal account trading for individuals, also introduces certain restrictions on the types of trading that employees, contractors, temporary workers and their associates may undertake and subjects personal account trading to key procedural requirements. These procedural requirements form an essential part of the overall fabric of the Code and the protection for both employees and the firm which it provides.

The key requirements of the Code, which are described in full below, can be grouped as follows:-

•	All personal account securities trading must be approved in writing prior to execution by or on behalf of the employee. The Code describes the applicable procedures and any exceptions to them.

•	The Code describes types of trades that will not be permitted such as trading whilst a client order is outstanding or front-running a client trade.

2.2	WHO THE CODE APPLIES TO

2.2.1	Employees, contractors and workers of Threadneedle Investments

The Code applies to ALL directors and employees, including temporary employees, contractors and their associates (e.g. spouse, partner, children) engaged in the activities of Threadneedle Investments.

Compliance with the Code (including with requirements as to the timeliness of reporting) is incorporated into employees’ contracts of employment or terms of engagement. Any breach of the Code may lead to sanctions being imposed as detailed below. This may include disciplinary action, including dismissal, in accordance with the disciplinary process as detailed in the Staff Handbook. Employees are advised to consult the Compliance Team or the Central Dealing Desk if unsure about any aspect of the procedures.

2.2.2	Sanctions

Breaches of the Code are not necessarily breaches of FSA or SEC regulations or of any legal requirements so the sanctions imposed will vary according to the severity of the breach. Sanctions against any employee will include, but are not limited to any of the following listed below. One or more of the following sanctions may be used for a breach of the Code.

Memo	This may be issued by the Compliance Department to the employee concerned or their manager reminding them of their personal obligations to follow the Code

Risk Event Report (REV)	All breaches will be logged on the firm’s breaches register and a REV will be issued to the employee concerned

Formal Disciplinary Procedure which could lead to dismissal	As detailed in the Staff Handbook

2.2.3	Trusteeships, executorships etc

Where an employee acts as a trustee, executor or similar (including any other fiduciary or similar capacity where the employee can make or influence investment decisions), any transactions effected or advised on by the employee must be pre-approved in accordance with the policies and procedures as set out in this Chapter, as if the deals concerned were the employee’s own personal account deals.

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2.2.4	Employees, contractors and workers and their “associates”

Threadneedle’s PA Dealing Code applies to all staff and their “associates”. The primary requirement of the Code, contained in employees’ employment contracts, is that employees should not communicate to any other person, including any associates, information of a confidential nature that they obtain during the course of their work. This restriction includes information as to clients’ portfolios, the firm’s trading intentions (including disposition of corporate actions) and trading activities, and privileged information concerning underlying companies or issuers whose securities we invest in for clients. Discussing trading information (actual or potential) outside of Threadneedle, including with associates, is not permitted and is a disciplinary offence which may lead to dismissal.

The Code provides for the monitoring and enforcing of this obligation by requiring employees to ensure that they and their associates seek- through the employee, contractor or worker - prior approval of personal account securities transactions.

Associates are defined as “those persons whose business or domestic relationship with the employee might reasonably be expected to give rise to a community of interest”. An associate means any person whose investment decisions the employee, contractor or worker may influence. An associate may therefore include spouses, partners, cohabitants, children, trustees and any other businesses or persons whose investments the employee may influence. Where an employee believes that a family member or other business or person is not an associate, as defined above, then it is not necessary to seek pre-clearance for that individual’s deals; for example, when the family member does not consult with the employee regarding their P.A. trading. In these instances, Threadneedle will not seek to verify this with the family member, however any evidence that this exception is being used to circumvent the Code will result in formal disciplinary proceedings.

Employees are urged to obtain the co-operation of associates in complying with the Code to ensure the best protection for the firm and its employees.

2.2.5	Alternative Arrangements for associates working for an FSA Regulated Business

The Code offers an alternative procedure to pre-clearance for those associates who are employed by an FSA regulated business, and where they are also subject to pre-clearance requirements comparable to those at Threadneedle Investments.

In such a case the Code procedural requirements are met if: -

•	The associate is employed by another FSA regulated business,

•	The associate is subject to pre-clearance requirements with their employer,

•	The associate requests the compliance department at their firm to exchange information on personal account trading with Threadneedle Front Office Compliance, should they be requested to do so,

•	The associate makes a quarterly return to Threadneedle Front Office Compliance.

Likewise, if a staff member’s associate works for another FSA regulated company we may work in conjunction with their firm’s Compliance Department should they require information about a Threadneedle employee’s personal account dealing (the staff member concerned will be notified first).

2.2.6	Access Persons

Threadneedle manages a number of US accounts on behalf of Columbia Investments (e.g. Mutual Funds, segregated client accounts). Furthermore, Threadneedle International is registered with the US regulator (SEC) as an Investment Adviser. As a result certain Threadneedle staff must comply with US regulations. These staff (primarily those with access to pre- and post-trade data/recommendations) such as the Investment Floor, Investment Operations, Risk, Investment Communications, some Distribution, IT and Controls Group are deemed to be Access Persons and therefore must follow additional reporting requirements. Front Office Compliance will personally notify individual staff deemed to be Access Persons.

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Please note that all Investment Floor staff must comply with additional holding and blackout restrictions (see Appendix 4). Appendix 4 outlines the additional Personal Account Dealing requirements for Access Persons.

2.3	Permission to deal - Scope

As a general principle, all staff should obtain prior approval for a personal account securities trade (for their own account or for that of an associate). The requirement to obtain prior approval applies to all of the securities and transactions listed below in 2.3.1.

2.3.1	The following investments ARE subject to prior approval under the code:

•	Shares in publicly quoted and private companies*

•	Shares in investment trusts *

•	Initial Public Offerings (“IPO’s”) * ^

•	Debentures, bonds, loan stock, and other debt instruments of a corporate nature (corporate bonds) whether or not listed*

•	Shares and corporate bonds held within single company, self select equity and investment trust Individual Savings Accounts (ISAs), Personal Equity Plans (PEPs) and SIPPs*

•

All derivative dealing (futures and options, synthetics, currencies, indices, interest rates & commodities) and including trading in non-indexed derivatives such as contracts in spread betting (investments written by IG Index for example) or narrow based indices (10 securities or less) that give exposure to specific investments or shares

•	Broad based, liquid indexed, derivatives (such as futures on the FTSE or S&P) or Exchange Traded Funds (such as SPDRs or LDRS index tracking funds).

•	Insurance contracts (e.g. investment bonds) where there is exposure to specific investments, shares or narrow based indices

•	Private placements or limited offering*

•	Private investments, that is, unlisted shares in a company or interests in a partnership including venture capital vehicles

•	Exercise of warrants or sale of warrants

•	Ameriprise shares for Threadneedle Executive Board members and business management team participants

•

Threadneedle OEIC funds in relation to Fund Dealing & Pricing Committee members, or SICAV funds in relation to SICAV Pricing Committee members and notified insiders. (Note: IFDS may seek confirmation from Legal and/or Compliance in respect of approving staff deals where they are concerned that investment gives rise to a potential conflict of interest. This could slightly delay the application.)

*	This extends to any related instruments, such as American or Global Depository Receipts, warrants, options or rights in such securities and securities-based futures contracts.
^	Investment in US IPO’s is not permitted.

The prior approval of a trade must be requested by completion of the Personal Transaction Preclearance Form (Appendix 5).

2.3.2	The following investments ARE NOT subject to prior approval under the code:

•

Threadneedle products (OEICs, unit trusts, SICAVs, hedge funds and stakeholder (except for notified Threadneedle insiders and Fund Pricing and Dealing Committee members for OEIC funds, and SICAV Pricing Committee members for SICAVs, and subject to a restriction on all employees trading in the funds whilst holding unpublished information which might affect the funds future pricing- see paragraph 2.4.10 below).

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•	Ameriprise shares*

•	Any non-Threadneedle managed unit trust, OEIC or other regulated, open ended collective investment scheme (including those held in ISAs and PEPs) whomever it is managed by.

•	Debt securities issued by any government (sovereign), public authority, supranational or government agency (e.g. gilts)

•	Life policies (unless investment related as outlined under 2.3.1)

•	Non-investment derivatives (such as those by IG index which are non investment related such as sporting events)

•	Exercise of rights attaching to investments/securities – see the Guidance Note (2.4.1) below.

•	Property – although the securities of listed property companies do fall within the Code restrictions and procedures**

•	Foreign exchange transactions

•	Windfall shares (as a result of demutualisation or SAYE) though subsequent disposal of such shares requires pre-clearance

•	Dividend reinvestment plans

*	Threadneedle Executive Board and business management team participants will need to seek prior approval from Compliance. All staff must report Ameriprise share dealings to Front Office Compliance.
**	Individuals based within the Property Department are subject to separate procedures for dealing in property

The Firm believes that any investment by an employee in any of the above investments will not conflict with the firm’s regulatory duty to customers and therefore are not subject to prior approval.

2.3.3	Dealing through UBS Wealth Management (UK) Ltd (“UBS”) - post 31/12/2012 and other service providers

All permanent employees and their associates may use the dealing and custody services provided by UBS. Fixed term contractors and temporary workers are exempt from this requirement. These staff members may select their own choice of broker and must follow procedures as set out in sections 2.5.2 and 2.5.3 of this Code.

Threadneedle have a long standing relationship with UBS to provide dealing & custody services per staff dealing. However, employees are not obligated to use UBS.

Please be aware that the following investments are exempt from UBS dealing & custody services but may still require pre-approval and reporting:-

•	Private placements deals

•	Unit trust, OEIC or other fund deals

•	Regular saver schemes e.g. Investment Trust savings schemes

•	Shares obtained through an employee share option scheme

•	Self Select ISA, pension accounts (including SIPPs)

•	Discretionary Managed Accounts

•	Investment Clubs

•	Dependants who work for an FSA regulated firm

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•	Trust accounts (other than bare trusts)

•	Any other account where these procedures could put at risk the foreign tax status of holdings then management may choose to waive the rules

Whether employees (and associates) choose to use the services provided by UBS or elect an alternative service provider, it is imperative that the Compliance department is provided details of transactions carried out by the staff member (or applicable associate).

Staff should ensure that their nominated brokers are reminder that copies of contract notes should therefore also be forwarded to the Threadneedle Compliance department.

In summary, for transactions that require pre-approval: -

•

Employees must obtain a Pre-clearance form (available on the Intranet) and submit that form to the Central Equity Dealing Desk. Pre-clearance forms must be submitted to Central Dealing prior to 12 noon. Forms received after 12 noon will not be reviewed until the following business day.

•	The deal is approved (or not) by the desk and by such other nominated approvers (Executive Directors on the Investment Floor) as may be relevant for the transaction.

•

The employee must receive notification of approval before any action is taken to deal. For those members of staff dealing on their UBS account, the Central Dealing Desk will place the deal with UBS as soon as the deal has been approved. When the employee is using an alternative broker, it is the staff member’s responsibility to place the deal with their broker within 24 hours of authority being granted. The staff member must receive notification of approval before any action is taken to deal. (Note that approval given on a Friday afternoon will expire at the end of Friday and does not last over a weekend.) If the deal is not executed within the 24-hour period the authority is cancelled and approval must be sought again by completing a new Staff Pre-clearance Form. For overseas markets such as the US or Japan, the approval period lasts for the next full business day in that market. If the deal is not placed within the timescale then authority must again be sought by submitting a Staff Personal Transaction Preclearance form.

Any queries regarding other possible transactions should be discussed with the Front Office Compliance Team.

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2.4	GUIDANCE NOTES ON TRANSACTIONS AND DEALING ARRANGEMENTS

2.4.1	Exercise of rights attaching to investments/securities

The exercise of certain rights attached to securities requires pre-clearance under the Code as if it were a normal buy or sell transaction.

The list of those rights, exercise of which must be cleared, is as follows: -

•	Exercise of warrants (whether or not attached to shares) or deferred rights attaching to shares

•	Sale of warrants

Those rights that, when exercised, do not require pre-clearance include: -

•	Exercise of voting rights

•	Rights issue offered to existing shareholders

•	Payment of nil or partly paid shares

•	Acceptance of take over/merger offers

•	Surrender of a bond that has reached maturity

•	Automatic reinvestment of Dividends

2.4.2	Dealing in Derivatives

All persons subject to the Code are strongly discouraged from dealing in any form of derivative that could give rise to an open ended, unlimited liability. The Central Dealing Desk and Compliance will closely monitor any such deals. Most derivatives trading is subject to pre-clearance (see Section 2.3.1) and short selling is prohibited. Please see section 2.3.2 for what is excluded.

2.4.3	Dealing in Ameriprise and Zurich Financial Services Group (“ZFSG”) shares/derivatives

All employees except the Threadneedle Executive Board and business management team participants are able to buy and sell shares in Ameriprise stock without the requirement to seek prior approval. Employees must however, report any such transactions to Front Office Compliance within 30 days of the transaction date. Please note that employees are subject to the general rules of the conduct set out in this Code, including the prohibition against trading shares where they are aware of unpublished price sensitive information. For Ameriprise shares this would include unpublished price sensitive information in respect of Threadneedle.

If you have not been informed that you are an ‘insider’ you may deal in ZFSG shares - subject to prior approval - via the Central Dealing Desk as detailed in section 2.3.3. On an exceptional basis trading ZFSG shares are likely to be generally restricted due to the receipt by employees of Threadneedle Investments of information concerning the group or its results.

2.4.4	Frequent Buying and Selling

Excessive buying or selling in terms of frequency, complexity or number of trades is discouraged and may be reported to the employee’s manager.

2.4.5	Short Selling

At no time is personal account dealing allowed in sales of stock not in the possession of the employee or associate.

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2.4.6	Front Running

Front running is not permitted. This involves an individual taking advantage of non-public information about imminent trading activity on Threadneedle or Columbia mutual funds or other accounts managed by Threadneedle, by trading in a security before the fund or account does. Individuals are not allowed to trade in a particular security ahead of, or at the same time as these funds or accounts. Any evidence of front running is reportable to the FSA under the FSA’s Market Abuse rules.

2.4.7	Discretionary Managed Portfolios

Employees may choose to have their investments managed by a third party professional fund manager or stockbroker. Such arrangements are permitted subject to the employee fulfilling the following conditions:

•

Prior to commencing the arrangements or immediately upon the employee joining the firm that employee must provide a copy of their agreement with the manager or broker to Front Office Compliance confirming the terms of the engagement.

•

To the extent that the employee wishes (or is requested) to give instructions to the manager with respect to the investment of the portfolio or the disposition of rights held by it, then those instructions must be pre-cleared as if they were a personal account trade executed directly by the employee. Copies of any such instruction must be passed to Front Office Compliance.

•	The employee must ensure that their manager provides quarterly transaction statements and an annual statement of holdings of the portfolio directly to Front Office Compliance.

If a portfolio is managed for the employee on a non-discretionary basis - including a self-select ISA or SIPP - all deals must be pre-approved by Threadneedle Investments in accordance with the normal procedures.

2.4.8	Investment Clubs

If an employee or their associate is to become a member of an investment club, Front Office Compliance will require general information on how the club is operated. Information required may include, but not be limited to:

•	A copy of the club’s rules, objectives, articles of association etc

•	A copy of any agreement or contract that the employee signs on joining

•	The details of your/your associate’s role in the club (e.g. treasurer)

•	The employee’s intended investment amount (regular, lump sum or both)

•	The number of members of the club

•	The frequency of meetings

Employees are reminded that because of their position as an employee of an investment firm, there is a risk that other members of such a club may seek to claim that they accepted the staff member’s advice in a professional capacity and seek to hold them personally liable for any “advice” given.

Generally it must be assumed that investment club trading must be pre-cleared through Central Equity Dealing. However, a waiver from this requirement may be given where it is established that the employee does not:

•	Make, influence or vote on investment decisions

•	Pass on any original research to the investment club or any other information that comes into the possession of the employee during the course of their work.

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Front Office Compliance will require details of executed club transactions quarterly. Front Office Compliance will write to the investment club informing them that the member works for Threadneedle Investments and explain the restrictions on their activities and the reasons as outlined above.

The employee should inform Front Office Compliance of any significant changes to the arrangements (for example the amount they invest, or the number of members).

2.4.9	Threadneedle Funds

Subject to the exceptions noted below, all Threadneedle staff and any associate must place orders to buy and sell shares or units in Threadneedle funds directly with Threadneedle (via its Third Party Administrator) rather than through third party platforms, brokers or other intermediaries.

The exceptions to this requirement are that Threadneedle staff and associates may retain such investments with a third party platform, broker or other intermediary where:

1.	Such shares or units in Threadneedle funds are held with the third party as at 12 May 2005 or later, on the member of staff joining Threadneedle.

2.	The Threadneedle funds are held within a self-select ISA or self-select pension (SIPP). Those staff purchasing Threadneedle funds through such an ISA or pension, do not need to place these investments directly with Threadneedle but may from time to time be required to confirm holdings to Front Office Compliance in Threadneedle funds.

Copy contract notes for all transactions in Threadneedle funds undertaken via third parties, brokers or other intermediaries must be sent to Front Office Compliance, 6th Floor, 60 St Mary Axe, London EC3A 8JQ.

Where a member of Threadneedle staff or associate buys or sells shares or units through Threadneedle via one if its third party administrators they must identify themselves as such at the time of the trade using the employee’s personnel number.

2.4.10	Approval of Threadneedle Fund Transactions

Transactions in Threadneedle unregulated schemes, unit trusts and OEIC funds (including ISAs and PEPs) are not subject to prior approval (except for Fund Pricing & Dealing Committee members in the OEIC funds, SICAV Pricing Committee members in the SICAV funds or Threadneedle ‘insiders’ (see below and sections 2.3.2 and 2.5.7).

Not withstanding this general permission, Threadneedle Investments expects employees not to use any confidential information which they may hold or receive concerning the funds or the management of the funds for their own personal gain. If an employee possesses unpublished information concerning a fund, which might have an effect on its future pricing, then they should notify Compliance who will then inform them when they may next trade. This obligation extends to all employees but in particular will be monitored in respect of those that may have special access to information, such as the fund manager, analysts, pricing teams and compliance staff. Compliance undertakes periodic monitoring of trading by employees in the OEIC, unit trusts, SICAVs and Mutual Funds.

Please note that the firm provides discounts on investments to employees in its products but operates a holding period of a minimum 60 working days in order to qualify for those discounts.

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2.4.11	IPO’s

As stated in section 2.3.1, dealing in US IPO’s is not permitted. Pre-approval for investing in all other IPO’s must be obtained. If there is any potential conflict of interest with any application by Threadneedle Investments for its clients then the deal may not be approved (for example, where different share classes are not offered, i.e. retail and institutional). Any application for approval for participation in IPO’s will be assessed on a case by case basis.

2.4.12	Gifts of Shares

Where an employee or an associate receives or gives shares/other investments as a gift, this should be notified by memorandum to Front Office Compliance. Access Persons will be required to report Gifted shares on a quarterly basis as requested by Front Office Compliance.

2.5	APPROVAL AND DEALING PROCEDURES

All the forms referred to below are available from the Compliance Intranet site Document Centre, unless stated otherwise.

2.5.1	Optional use of UBS Wealth Management (UK) Ltd (“UBS”)

Execution only Dealing and Custody Services

Threadneedle Investments has negotiated special terms for employees and their associates with UBS Wealth Management (UK) Ltd (“UBS”).

Dealing Charges

UBS will transact bargains in listed shares for a flat rate of £30 per transaction for UK and non-UK stocks. Please note that third party dealing costs will be passed on to the individual employee. Fee rates should be checked if an employee is unsure of the level of fees that may apply to their transactions.

Custody

All investments will be registered in nominee form with UBS under the terms set out in the Client Agreement.

Custody Charges

UBS will apply a custody charge to non-UK registered investments that are held in an account on behalf of an employee or their associate(s). A charge of £25 per line of foreign stock will be levied for custody services. This fee is calculated on each foreign stock held at the end of June and the charge will be posted to the account in July.

New Employees

All new employees and their associates should disclose their current holdings upon joining.

New employees should contact Front Office Compliance for an account opening pack.

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Leavers and Retirees

Leavers

For those employees (and associates with UBS accounts) UBS will be notified of all employees who cease to work for Threadneedle. Once the arrangement between the employee and Threadneedle has ceased, Front Office Compliance will notify UBS that the individual is no longer employed by Threadneedle and, as a consequence, any special terms agreed between Threadneedle with UBS for the provision of Dealing & Custody services will no longer apply. Ex-employees will have a period of 3 months in which to transfer their investments to a new custodian.

UBS may allow existing accounts for ex-employees to remain open should the ex-employee wish. However, individuals may be subject to different terms and conditions in relation to dealing and custody charges and are therefore advised to check with UBS direct.

Retirees

Retirees will be permitted to continue to use the dealing and custody services of UBS as though they were still employed by Threadneedle for a period of 6 months after retirement. Retirees must continue to place trades with the Central Equity Dealing Desk but deals will not be subject to pre-clearance procedures. Duplicate contract notes will still be sent to Front Office Compliance to allow monitoring of volumes and trading activity if required. Threadneedle has the right to review this provision at any time and terminate such an arrangement in writing to the retiree.

Account Opening Procedure

The employee and their associate(s) are required to complete an application form and introductory letter (and transfer forms for those employees with existing investments). These are obtainable from Front Office Compliance in SMAX. Accounts must be opened in advance of trading as it may take a day to set up before transactions can be made on the account.

To comply with money laundering regulations, UBS will require 2 forms of identification to open the account. These will need to be certified as a true copy of the original by Threadneedle Compliance. It has been agreed with UBS that Threadneedle Compliance will certify a copy of the employee’s passport or photo driving licence and a utility bill or bank statement (dated within 3 months) in order to comply with their client identification procedures. The original documents must therefore be presented to Front Office Compliance (SMAX 6 or HH3).

All documentation must be returned to Front Office Compliance who will liaise with UBS on behalf of the employee in setting up the account.

Employees should note that they would be unable to trade through their UBS account until they have received notification from Compliance that the account has been opened successfully.

2.5.2	Nomination and Registration of a Broker

(“Broker” includes Bank, ISA Manager or any other Counterparties)

All employees (and associates) together with fixed term contractors and temporary workers are permitted to use their own choice of broker. Employees and/or their associates may deal with their own choice of registered broker(s) (including an internet broker).

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2.5.3	Using your own choice of Broker

To nominate your own broker the nomination letter at the end of this Chapter needs to be completed and sent to your broker, copying in Front Office Compliance. This action must be completed before you commence trading with the broker. It informs your broker that you are an employee of Threadneedle Investments and will therefore be subject to certain trading restrictions. The letter also provides details of where copies of the transaction confirmations should be sent (these must be received within 30 calendar days of the transaction date) and gives the broker the authority to disclose certain information regarding the account, to the Compliance department of Threadneedle Investments. If your broker does not send duplicate copies directly then you must ensure that you supply Front Office Compliance with a copy within 30 calendar days of the transaction date.

If you use an Internet broker, you must follow the process outlined above. Please note that if the broker does not send out contract notes as part of their service you must provide a copy of the electronic screen confirmation for each of your transactions to Front Office Compliance, with your signature. This should show clearly your name, the date and time of the trade, quantity of shares, purchase or sale, price, name of shares and the monetary proceeds/cost of the transaction. You must allow a member of the Compliance Department to review your broker account on screen within 24 hours of receiving such a request.

When you carry out a personal transaction you must first notify the broker of your status as an employee of Threadneedle (i.e. by completing the letter referred to above). No credit or special dealing facilities should be asked for or accepted unless specific consent has been obtained from the Compliance Department. The commission charged on all personal deals must be no less than the nominated broker’s official scale.

2.5.4	Broker Letters of Authority

Please note that separate letters of authority must be completed for each new broker account set up for you or any associates. Copies of broker contract notes for your transactions should, where possible, be sent by the broker to Front Office Compliance where a register of employees and their brokers will be kept.

2.5.5	Deal Approval Procedure

•

The Staff Personal Transaction Preclearance Form must be completed with details of the proposed transaction and must be approved in writing prior to dealing. Verbal approval of personal transactions is prohibited.

•

The Form should be passed or faxed to 020 7464 5286 (from mainland Europe, 00 44 20 7464 5286) to the Central Dealing Desk for approval. Pre-clearance forms must be submitted to Central Dealing prior to 12 noon. Forms received after 12 noon will not be reviewed until the following business day. For details of all named approvers see Appendix 1.

•	The relevant approver(s) will check the details of the proposed transaction and, if approved, will date, time and sign the sheet indicating their approval of the trade.

•	The Central Dealing Desk will then communicate the approval to the employee.

•	Please note the additional dealing restrictions and procedures for all Investment Floor staff are outlined in Appendix 4.

•	If authority to deal is refused no reasons need to be given. No dealings however will be permitted where there is a potential conflict of interest or where a security is on the Global Restricted List.

•

If approval to deal is not given, then the employee must not induce any other person to enter into the transaction on their behalf. Also the employee must not communicate any information or opinion to any other person if the employee is aware that as a result of this information, the other individual will enter into the prohibited transaction.

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2.5.6	Placing the Deal

If approval has been granted, the deal will be placed with UBS by Central Dealing as soon as the deal has been approved (but within 24 hours of approval). If you are using your own nominated broker, you must place the deal directly with your investment manager/broker within 24 hours of authority being granted.

Note that approval given on a Friday afternoon will expire at the end of Friday and does not last over a weekend. If the deal is not executed within the 24-hour period the authority is cancelled and approval must be sought again by completing a new Staff Pre-clearance Form. For Overseas markets such as the US or Japan, the approval period lasts for the next full business day in that market. If the deal is not placed within the timescale then authority must again be sought by submitting a Staff Personal Transaction Pre-clearance form.

2.5.7	Contract Notes

Compliance retains the Personal Transaction Preclearance Form and when the matching copy broker contract note is received, certain checks are carried out.

2.5.8	Approval Procedure for Threadneedle Fund Pricing & Dealing Committee members and Threadneedle ‘Insiders’ dealing in Threadneedle Products

All deals in in-house Threadneedle OEIC funds by Fund Pricing and Dealing Committee members and other Threadneedle employees notified by the Managing Director as deemed “insiders”, must be approved by Head of Compliance or the Investment Compliance Manager. Pre-clearance must be obtained using the standard pre-approval form provided on the Compliance intranet site. This form should be sent with your dealing instruction form to the third party administrator. A copy of the pre-approval form must be sent to Front Office Compliance.

The CIO is responsible for pre-clearing trades in Threadneedle OEICs that Head of Compliance proposes to undertake.

2.6	COMPLIANCE CHECKS AND MONITORING

Front Office Compliance is responsible for monitoring the effective operation of the Code, addressing questions and determining the application of the policy and dealing with the investigation of breaches of the Code.

In addition, Front Office Compliance undertakes basic reviews to monitor staff dealing for potential front running and insider dealing. The Compliance Team may from time to time ask for additional information from employees to assist these reviews.

2.7	DATA PROTECTION AND CONFIDENTIALITY – HANDLING EMPLOYEE DATA

Threadneedle Investments is mindful of its obligation to ensure that private information relating to employees – or an associate – is appropriately safeguarded. This information should only made available to others within the organisation where strictly necessary and in a manner that is consistent with the basis on which employees provide the information.

Accordingly, information provided by employees relating to their personal holdings or transactions is subject to the following arrangements: -

i)	Employees involved in pre-clearance – in particular, the Dealing Desk, Desk Heads and Compliance staff are made aware of their obligation to treat employee related trading information as confidential and not to disclose that information to others other than for purposes strictly necessary to administer the Code or investigate a possible breach of the Code, the employee’s employment contract or laws or regulations.

ii)	All personal account holdings and dealing records will be held securely within the Compliance Department and available only to those within the Department who are involved in administering the Code or investigating a possible breach of the Code, the employee’s employment contract or laws or regulations.

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iii)	No access to personal account dealing information will be provided to any other person unless for the purposes of administering the Code or investigating a possible breach of the Code, the employee’s employment contract or laws or regulations.

iv)	Where requested to do so, the firm may disclose information held with respect to employees to external regulators, in the UK or elsewhere, for the purposes of assisting the regulatory authority with an investigation or otherwise to meet an obligation of disclosure that the firm has to the regulator under law or regulation.

v)	In accordance with the Data Protection Act, employees or their associate in respect of their own records, may obtain access to the information held by requesting Human Resources to provide copies – free of charge.

vi)	Employees will be requested to consent to the holding (typically by signing their employment contract) and use of their data for these purposes and we will ask that employees obtain a similar consent from any associate.

vii)	In exceptional cases Compliance may agree further steps to secure confidentiality of employees’ information.

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Appendix 1

THREADNEEDLE INVESTMENTS PERSONAL DEALING

LIST OF ALL NAMED APPROVERS (May 2012)

CENTRAL DEALING DESK
Danny Burton
Ben Malone
Nick Hawkes
Oliver Hill
Chris Fox
Gary Young

FI CENTRAL DEALING DESK
Emma Photis
Cindy Larke
Sarah Kendrick
Paul Witchalls
Mandy Coatsworth
Gabriel Heskin

DESK HEADS AND SENIOR FUND MANAGERS

Chief Investment Officer	Mark Burgess

Head of Equities	Leigh Harrison

UK Equities	Simon Brazier
Richard Collwell
Dan Vaughan
Jonathan Barber

Europe	Philip Dicken
Paul Doyle
Dan Ison
Ann Steele

Far East and Global Emerging Markets	Vanessa Donegan
Irina Miklavchick
George Gosden

North America	Cormac Weldon
Diane Sobin
Steven Moore

Global and Japan	William Davies
Esther Perkins

Head of Fixed Interest (ABS incl here)	Jim Cielinski

Investment Grade Credit	David Oliphant

High Yield Bonds	Barrie Whitman

Governments and Macro	Matthew Cobon

Emerging Market Debt	Jim Cielinski

Commodities	David Donora

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Appendix 2

INSERT DATE

INSERT broker name

Broker address

Dear Sirs,

PERSONAL DEALING ACCOUNT - EMPLOYEE NOTIFICATION

In order for myself or an associate of mine, to effect personal investment transactions with your firm I have to notify you that I am employed by Threadneedle Investments and I am/my associate is required to deal with you on your standard terms with their consent.

Please send copy contract notes for my dealings, or those of any associate listed below, to the Director of Compliance, at 60 St Mary Axe, London, EC3 8JQ, and disclose any other information that Threadneedle Investments may require in respect of these dealings.

Details (Please complete a separate letter for each account)

Employee Name:
Signature:
This is my account	YES/NO
An associate’s account	YES/NO
Associate’s Full Name:
Associate’s Signature:

Enter Account Holder’s Details Below
Account number if account already set up:
Home Address:

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Appendix 3

DATUM EINFÜGEN

Name des Finanzberaters

Anschrift des Finanzberaters

Betr.:	Mitarbeitergeschäfte
	hier:	Mitteilungspflichten

Sehr geehrte Damen und Herren,

Als Mitarbeiter einer Investmentgesellschaft innerhalb der Threadneedle Investments Gruppe bin ich verplichtet, vor der Aufnahme von Wertpapiergeschäften für mich oder eine assoziierte person (auch bei Vermittlung durch Ihr Unternehmen) die Genehmigung meines Arbeitgebers einzuholen.

Ich möchte Sie daher bitten, eine Kopie aller Kauf/Verkaufabrechnungen für mich oder meine assoziierte person, an Director of Compliance, 60 St Mary Axe, London, EC3 8JQ, Großbritannien, zu übersenden und alle darüber hinaus gehenden Informationen in diesem Zusammenhang im Falle einer Anfrage von Threadneedle Investments offen zu legen.

DETAILS (Bitte für jedes Konto separat ausfüllen)

NAME DES ANGESTELLTEN:
UNTERSCHRIFT:

DIES IST MEIN KONTO:	JA/NEIN
DIES IST DAS KONTO EINER ASSOZIIERTE PERSON:	JA/NEIN
NAME DER ASSOZIIERTE PERSON:
UNTERSCHRIFT DER ASSOZIIERTE PERSON:
ANGABEN ZUM KONTOINHABER
KONTONR. FALLS KONTO BEREITS ERÖFFNET:

WOHNANSCHRIFT:

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Appendix 4

ACCESS PERSONS – ADDITIONAL PERSONAL DEALING REQUIREMENTS

Managing Columbia Funds

Threadneedle manages a number of US accounts on behalf of Columbia Investments (e.g. Mutual Funds, segregated client accounts). Furthermore, Threadneedle International is registered with the US regulator (SEC) as an Investment Adviser. As a result certain Threadneedle Staff must comply with US regulations. This of course impacts Threadneedle’s Personal Account Dealing Code and a number of staff is affected by this (known as “Access Persons”).

The following part of the Code outlines which staff at Threadneedle is affected and what the additional reporting requirements and dealing restrictions are.

1.	Who are Access Persons?

An Access Person is an individual:-

(a) Who has access to non public information regarding purchases or sales of securities for fund or client accounts;

(b) Who has access to non public information regarding the holdings of mutual funds and client accounts;

(c) Who is involved in making securities recommendations for funds or clients; or

(d) Has access to recommendations that are non-public.

Therefore anyone meeting one or more of the following criteria is an Access Person:

•	Has access to information regarding impending purchases or sales of portfolio securities for any account owned or managed;

•	Obtains such information within 10 days after the trade;

•	Has access to information regarding portfolio holdings of funds or client accounts (within 30 calendar days of the date of the holdings);

•	Has access to the Investment Department’s investment research and recommendations;

•	Participates in the investment decision making process;

•	Has a specific role which compels Access Persons status for example:

•	Serving as a Board member of TINTL;

•	Providing direct ongoing audit, compliance, legal, risk management or other support to the investment business.

Therefore the following persons are captured:-

Investment Department employees

Senior employees – Employment Grade OP5 and above

Controls Group (All staff in Audit, Compliance and Risk Departments)

Performance Department employees

Systems Access – All those with access to Minerva and to AX & IX Fund Valuations

All staff impacted will be notified directly by Compliance.

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2.	What are the reporting requirements?

Access Persons will be required to report information relating to any holdings they have in Covered Securities (except for direct obligations to the Government of the US, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and shares issued by open-end funds). Reportable Securities are:

“Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organisation certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.”

Typical examples of what are meant by this are set out below.

The following reporting requirements apply to all Access Persons:

•	Completion of an Initial Personal Holdings Form

Notified Access Persons are required to provide Compliance with details of all their holdings in certain securities/shares listed below and details of all broker accounts. Access Persons will also need to declare holdings in respect of their associates.

A form is attached to enable staff to provide this information although it will be sent by email to the Access Person by Compliance. It must be returned within 10 days of being notified (even if staff do not hold any shares, in which case a nil return should be declared on the form).

The holdings of securities that need to be declared on the form (section 1) are:

•	shares in publicly quoted and private companies (including privatisation shares, self select equity and/or ISA etc),

•	American Depository Receipts/Shares/Units,

•	corporate and convertible bonds and other debt instruments,

•	closed end funds including investment trusts (of any type)

•	derivatives, contracts for difference, options, futures,

•	Index Securities (S&P 500, QQQ), exchange traded funds,

•	limited partnerships,

•	common or preferred or convertible preferred stock, and rights or warrants on stock.

•	Threadneedle funds (OEICs, unit trusts, hedge funds or fund of hedge funds,)

Staff do not need to notify Compliance of shares or units held in collective investment schemes other than Threadneedle funds (such as those run by Fidelity for example) although they will have to list the fund management companies through which they and their associates hold such funds e.g. Skandia, Fidelity under section 2 of the form.

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Staff are not required to notify Compliance of their EPP schemes, pension schemes (including FURBS), ISAs invested in non-Threadneedle funds and endowment policies on this form.

•	Quarterly returns

On a quarterly basis, for a given calendar quarter, staff will be required to complete a form declaring any securities dealing outside of a broker account such as gifted or inherited shares. This request will be sent by Compliance to Access Persons and must be returned within 30 days of the quarter end.

•	Annual Certification

On an annual basis (31 December) staff and their associates will be required to complete an Annual Certification Form in certain securities (see above list). Again this will be sent by Compliance and must be returned within 10 days of the date of the request.

3.	What are the additional PA Dealing restrictions?

There are 2 parts to this. There are rules that apply to all Access Persons and secondly rules that apply to all Access Persons that are Investment Floor staff.

•	Additional PA Dealing rules applying to all Access Persons

Staff cannot trade in US Public Offerings.

•	Additional PA Dealing rules applying to Access Persons who are Investment Floor staff (in addition to the above requirements)

to	(1) 60-day holding period. Profiting on short term trading is prohibited and therefore staff cannot buy a security or derivative and sell it again within 60 calendar days if it realises a profit. In the context of dealing in derivatives of any type staff should therefore not undertake PA Deal in contracts of less than 60 days expiry/maturity. When calculating the 60-day holding period, the LIFO method (last-in, first-out) must be used.

Staff are permitted to carry out one small trade per month as an exception to the 60-day requirement. A small trade is defined, for equities/bonds, as £7,000 or less of companies listed in the FTSE All Share Index. If there are other exceptional circumstances (such as financial hardship) they should be discussed with Compliance in advance.

(2) 7-day blackout period. Essentially where any fund is dealing in that security, no PA Dealing in that security 7 days before, or 7 days after is permitted. If there are exceptional circumstances (such as financial hardship) these should be discussed with Compliance in advance.

If staff become aware that a fund has dealt within 7 days after your PA Deal then they must notify Compliance immediately.

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4.	What does this mean for Investment Floor staff?

By way of an example, if someone is based on the Fixed Income Desk and wishes to trade in a security that the UK Desk intends to deal in over the next 7 days, or has traded in the last 7 days, then they will not be able to carry out that PA Deal. A waiver may be granted in exceptional circumstances such as financial hardship but these should be discussed with Front Office Compliance and requests will be considered on a case by case basis.

The Central Dealing Desk and an Executive Director on the relevant desk will need to confirm on the form that, to the best of their ability, no such trading has taken/is taking place.

Additionally they will need to confirm that is it not planned for the security to go on the preferred list in this period. This declaration applies only in respect of Investment Floor staff PA Deals. It does not apply to other Access Persons or Threadneedle staff in general although the Central Dealing Desk or Executive Director retain the right and obligation to refuse to pre-clear without giving a reason.

5.	What are the sanctions for non-compliance?

These sanctions will primarily apply to all Investment Floor staff although other Threadneedle staff could be affected by this.

Please also refer to section 2.2.2. for Sanctions

In addition to the above, there are a number of options ranging from potentially no action (depending on the nature of the case and the outcome of Compliance enquiries that will be documented), or being asked to unwind the deal and pay over any profits made to charity. For more serious breaches staff may be prohibited from PA Dealing for a period of time, and ultimately this could lead to dismissal for continued non-compliance or serious breaches of the PA Dealing rules.

It is hoped that procedures (including the Central Dealing Desk and Executive Director declarations) will avoid any PA Deal taking place that could breach these requirements and ensure the staff member and Threadneedle are not compromised. Of course it is impossible to be completely sure this will not occur and there may well be valid reasons for a PA Deal to take place and for a fund to trade the same security. This is why each case will be treated on its merits before appropriate action is decided.

An example of a breach that might not require any further action is where a member of the Investment Floor effects a PA Deal, and then several days later a new piece of information comes to light that makes it sensible for a fund to deal in that security. Additionally, a PA Deal may take place and then a large unanticipated cash-flow comes into the fund that necessitates the fund to buy further shares in that security which had not been planned.

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Initial Personal Holdings Disclosure Form

•	Please complete all columns.

•	Please be sure to sign the form (or enter your name and date if returning electronically)

•	This document must be returned to Front Office Compliance

PLEASE PRINT LEGIBLY OR TYPE

Section 1

Quantity (shares/units/ principal amt.)	Security Title and if applicable ISIN/Sedol number	Brokerage Firm Name or Institution Name (If not held in an account please indicate N/A)	Account Number	Ownership D-Direct I-Indirect C-Club A- Advised M- Managed

Section 2

Names of Financial Institutions/Fund Management Companies through which you hold shares/units in open-ended investment companies (other than Threadneedle)

e.g. Schroders

If you need more space, please use another form. Be sure to sign and date any additional forms.

By signing this document, I am certifying that the securities listed above are the only holdings I or my associate holds at this time. I understand that failure to completely disclose all of my holdings to Compliance may result in sanctions.

Signature	Date

Print Name		# of page

*	Definitions

Direct (D): you are the owner of the account (joint or single ownership)

Indirect (I): accounts in which you have a beneficial interest and that are registered in another person’s name e.g. associates. This may include members of your household (e.g. spouse, partner, minors)

Club (C): you are a member of an investment club

Advised (A): you serve in an advisory capacity by making investment decisions or recommendations

Managed (M): you have no discretion over the investments in the account.

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Appendix 5 STAFF PERSONAL ACCOUNT PRECLEARANCE FORM

Shaded sections to be completed by the staff member dealing              Threadneedle Version: April 2013

Name of Staff Member (and associate if applicable)

Department and Location: (e.g. HR, SMAX, Frankfurt):	/

Telephone/Extension number:

1) PROPOSED DEAL	Please delete where not applicable:
a) Stock / Investment name:

• Is the above a Threadneedle product? (Note you must deal directly with Threadneedle)	YES/NO Which Fund?

• Is the above an ISA/SIPP transaction?	YES/NO ISA/SIPP

b) Country OR stock exchange listing (e.g. UK or LSE)

c) Buy OR Sell:	BUY/SELL

d) Amount (£ $ etc) OR Nominal (no. of shares):

e) Selected Broker (for Non UBS a/cs please ensure that you have you notified your broker account to Front Office Compliance, as required in the P.A. dealing policy, section 2.5)	Broker: a/c number:

f) How is the transaction to be placed?	TELEPHONE / POST / ONLINE

To the best of your knowledge is the stock held in any of the Threadneedle funds?	Held	Not Held	Don’t know

I confirm the following:

•      I have no unpublished price sensitive information relevant to this transaction.

•      To the best of my belief, Threadneedle Investments has no immediate intention of transacting in the stock (in the next 7 days).

•      I have not recommended transacting in the stock for clients nor is it my intention to do so

•      Where applicable, I am a fund manager/analyst/dealer within the relevant investment team and have shared this idea with the relevant investment team(s)

•      I have not received any research ratings changes from the Columbia Centralized Research team in the last 7 days which relate to this transaction.

Signature of staff member:	Access Person?	YES / NO
Date Time notified to Central Dealing:

After completing the above, this form should be passed to the Central Dealing Desk before 12 noon. Fax no: (44) (0)20 7464 5286. Approval is given for a period of exactly 24 hours from the time of approval below. (Note that approval given on a Friday will expire at the end of the day and fresh approval must be sought after the weekend.)

2) (A) AUTHORISATIONS

1. Central Dealing Desk:

In addition, For Investment Floor staff deals only, to the best of my knowledge the funds will not be dealing in this security in the next 7 days nor traded in the last 7 days.

2. Executive Director of Fund Management Desk:

In addition, For Investment Floor staff deals only, to the best of my knowledge the funds will not be dealing in this security in the next 7 days nor traded in the last 7 days.

Print Name:		Print Name:
Signature:		Signature:
Date:	Time:	Date:	Time:
INSTRUCTION TO BROKER:		Price Dealt:

2) (B) COMPLIANCE AUTHORISATION - OEICs/SICAVs only	Print Name:
For Pricing Committee Members Only	Signature:
For Dealing in Threadneedle OEICs and SICAVs	Date:	Time:

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Appendix 6 - Columbia Wanger Asset Management (CWAM) Personal Account Dealing Policy

Part VII

Part VII – Code Requirements for Ameriprise and Threadneedle Associates

(Note: This section of the Code is applicable only to Ameriprise and Threadneedle associates who have been so notified. Employees of CWAM should disregard this section.)

Ameriprise and Threadneedle associates, who have access to CWAM information, are considered Covered Persons under the Columbia Wanger Asset Management (CWAM) Code of Ethics. As these associates are also subject to the Codes of Ethics of Ameriprise and Threadneedle, respectively, they shall only be subject to certain requirements of the CWAM Code in order to be in compliance, as identified in this Part VII of the Code. It is understood that the Ameriprise and Threadneedle Codes of Ethics have been drafted and applied to satisfy the requirements of Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 17j-1 of the Investment Company Act of 1940 (the “Investment Company Act”). The following procedures under the CWAM Code are being applied to Ameriprise and Threadneedle associates as a method to prevent and monitor for front-running against CWAM Client Accounts, or the appearance of front-running or any other inherent conflict of interest between fulfilling a fiduciary duty to clients and personal investing.

Ameriprise and Threadneedle associates are required to sign an initial certification acknowledging their coverage under the CWAM Code, re-certify annually, and pre-clear their personal transactions in Reportable Securities through CWAM Compliance. All other requirements of the Code shall be satisfied by their coverage under their respective Codes, however, the sanctions outlined in Part V below shall still apply in the event a Code violation occurs. All bold terms within shall have the definition set forth in Appendix B of this Code, and pre-clearance requirements extend to any accounts or investments over which the Covered Person has Beneficial Ownership, as defined in Appendix A. Procedures are outlined below to allow Ameriprise and Threadneedle associates to meet their pre-clearance requirements as Covered Persons. By certifying to the CWAM Code of Ethics, Ameriprise and Threadneedle associates agree to the procedures that hereby follow.

A.	Pre-clearance of Transactions

The following procedures should be used by Ameriprise and Threadneedle associates to pre-clear personal transactions in Reportable Securities (except exempt transactions covered in Part III C of the CWAM Code of Ethics).

Reportable Securities Pre-clearance Procedures

Step 1: Request authorization from CWAM Compliance to purchase or sell a Reportable Security by sending an email to dg.227w-compliance_dept@bankofamerica.com, or Joe LaPalm, Margaret Julian, or Jennifer Hartigan.

Step 2: In the email request, indicate what security you are intending to purchase or sell, and the ticker symbol of the security.

Step 3: Await confirmation for pre-clearance from CWAM Compliance to continue the pre-clearance process.

Step 4: If pre-clearance is received from CWAM Compliance, you must also pre-clear your transaction according to the Ameriprise or Threadneedle Codes, as applicable. If pre-clearance is denied you may not place your transaction.

Step 5: Please retain a copy of the pre-clearance confirmation from CWAM Compliance for your records.

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B.	Reporting and Certifications

1. Initial Certification

Ameriprise and Threadneedle associates must complete an Initial Certification (Form A) and return it to CWAM within 10 days of becoming a Covered Person under the CWAM Code. Associates need not list their personal accounts and securities holdings along with Form A, but CWAM will be able to access this information through Ameriprise and Threadneedle Compliance, as needed.

2. Annual Certification

Ameriprise and Threadneedle associates must complete an Annual Recertification (Form C) and return it to CWAM within 25 days of year-end. In doing so, associates affirm their understanding of the Code and acknowledge and accept their responsibilities. Associates do not need to list their holdings on Form C, but must certify that they have reported their holdings as required by the Ameriprise or Threadneedle Codes.

3. Quarterly Reporting

Ameriprise and Threadneedle associates are not required to supply CWAM with a holdings or transaction report each quarter, however CWAM may access trade information from Ameriprise or Threadneedle Compliance.

C.	Penalties for Non-Compliance

Ameriprise and Threadneedle associates who fail to comply with the pre-clearance procedures described in this section of the CWAM Code of Ethics, or fail to supply an annual certification, will be considered to be in violation of the CWAM Code of Ethics. The acts or failures to act in accordance with the CWAM Code of Ethics will be reviewed by the CWAM Code of Ethics Committee, and the associate will be subject to potential sanctions as described in Part V of the Code. These sanctions may or may not be in addition to any imposed by Ameriprise or Threadneedle for a Code violation.

Part V - Penalties for Non-Compliance

Upon discovering a violation of the Code, Compliance shall take whatever remedial steps it deems necessary and available to correct an actual or apparent conflict (e.g., trade reversal, etc.). Following those corrective efforts, the Committee may impose disciplinary sanctions if, based upon all of the facts and circumstances considered, such action is deemed appropriate. The magnitude of the potential disciplinary sanctions varies with the severity of the breach of the Code, although repeat offenders will likely be subjected to more serious sanctions. It is important to note that breaches of the Code may occur without employee fault (e.g., despite pre-clearance). In those cases, disciplinary action may not be warranted, although remedial steps may still be necessary. Breaches of the Code include, but are not limited to the following:

•	Execution of a personal securities transaction without pre-clearance;

•	Execution of a personal securities transaction with pre-clearance, but Client account activity in the same issuer occurs within seven days of the employee’s personal securities transaction;

•	Execution of a personal securities transaction after being denied approval;

•	Profiting from short-term trading of Reportable Securities (60 calendar days);

•	Trading Reportable Funds in violation of the 60 day restriction;

•	Failure to disclose the opening or existence of an Investment Account;

•	Failure to obtain prior approval of a purchase of an IPO or shares in a Limited Offering; and

•	Failure to timely complete and return periodic certifications and acknowledgments.

The Committee will consider the specific facts and circumstances of any actual or potential breaches of the Code and will determine whether disciplinary action would be appropriate and, if so, the level of disciplinary sanction which should be applied. Factors to be considered during any review would include but are not limited to:

•	Whether the act or omission was intentional or voluntary;

•	Whether mitigating or aggravating factors existed;

•	The person’s history or prior breaches of the Code;

•	The person’s cooperation, acknowledgment of transgression and demonstrable remorse;

•	The person’s position within the firm (i.e., whether the employee is deemed to be a Covered Person or Investment Person);

•	Whether the person transacted in the security of an issuer in which his/her product area has invested or could invest;

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•	Whether the person was aware of any information concerning an actual or contemplated investment in that same issuer for any Client account; and

•	Whether the price at which the personal securities transaction was effected was more advantageous than the price at which the Client transaction in question was effected.

The type of potential disciplinary sanctions which may be imposed include, but are not limited to, oral or written warnings, trade reversals, monetary fines, suspension or termination of personal trading privileges and suspension from or termination of employment. Failure to adhere to the Code provisions and cooperate with Compliance could also affect a person’s performance review, potentially having an impact on compensation.

Appendix A - Beneficial Ownership

You should carefully read this Appendix A to determine securities that are deemed to be beneficially owned by you for purposes of the Code. The definition of “Beneficial Ownership” for purposes of the Code is very broad and may include securities you would not intuitively consider to be owned by you. You should review this entire Appendix A and if you have any questions as to whether you beneficially own a security for purposes of the Code, contact the Compliance Department

For purposes of this Appendix A, the term “you” includes members of your immediate family sharing the same household with you. Your “immediate family” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, significant other, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (but does not include aunts and uncles, or nieces and nephews). The term “you” also includes any immediate family member not living in your household if the family member is economically dependent upon you.

Definitions

Beneficial Ownership. For purposes of the Code, you are deemed to have “Beneficial Ownership” of a security if you have: (i) a Pecuniary Interest in such security and Influence or Control over such security or (ii) Influence or Control over such security and such Influence or Control arises outside of your regular employment duties.

Pecuniary Interest. The term “Pecuniary Interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities whether through any contract, arrangement, understanding, relationship or otherwise. This standard looks beyond the record owner of securities to reach the substance of a particular arrangement. You not only have a Pecuniary Interest in securities held by you for your own benefit, but also securities held (regardless of whether or how they are registered) by others for your benefit, such as securities held for you by custodians, brokers, relatives, executors, administrators, or trustees. The term also includes any security owned by an entity directly or indirectly controlled by you.

Influence or Control. To have “Influence or Control” over a security, you must have an ability to prompt, induce or otherwise effect transactions in the security. Whether you have influence or control over a security is based upon the facts and circumstances of each case; however, the determining factor in each case will be whether you have an ability to prompt, induce or otherwise effect transactions in the security.

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Examples of How the Definition of Beneficial Ownership is Applied

Set forth below are some examples of how the definition of Beneficial Ownership is applied in different contexts.

•

Family Holdings. You are deemed to have Beneficial Ownership of securities held by members of your immediate family sharing the same household with you. Your “immediate family” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, significant other, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (but does not include aunts and uncles, or nieces and nephews). You are deemed to have Beneficial Ownership of securities held by an immediate family member not living in your household if the family member is economically dependent upon you.

•

Partnership and Corporate Holdings. You are deemed to have Beneficial Ownership of securities held by an entity you directly or indirectly control. If you are a limited partner in a partnership, you will generally not be deemed to have Beneficially Ownership of securities held by such limited partnership, provided that you do not own a controlling voting interest in the partnership. If you own or otherwise control a corporation, limited liability company or other legal entity, you will be deemed to have Beneficial Ownership of such entity’s securities.

•

Trusts. You are deemed to have Beneficial Ownership of securities held by a trust if you control the trust or if you have the ability to prompt, induce or otherwise effect transactions in securities held by the trust. For example, you would be deemed to have Beneficial Ownership of securities held by a trust if you have the power to revoke the trust without the consent of another person, or if you have actual or de facto investment control over the trust. In a typical blind trust, you would not be deemed to have Beneficial Ownership of the securities held by the trust.

•

Estates. You are typically not deemed to have Beneficial Ownership of securities held by executors or administrators in estates in which you are a legatee or beneficiary unless, under the facts and circumstances, you have the ability to prompt, induce or otherwise effect transactions in the securities held by the estate. You are typically deemed to have Beneficial Ownership of securities held by an estate if you act as the executor or administrator of such estate and, under the facts and circumstances, you have the ability to prompt, induce or otherwise effect transactions in the securities held by the estate.

•

Where You Have Given Investment Discretion to Another Party. You are typically not deemed to have Beneficial Ownership of securities managed by someone other than yourself where you have given such party sole investment discretion. For example, you are not deemed to have Beneficial Ownership of securities held in an account at the Private Bank or BAI if the Private Bank or BAI exercises sole investment discretion with respect to such securities.

•

Where You Have Received Investment Discretion from Another Party Outside of Your Employment. You are typically deemed to have Beneficial Ownership of securities held in an account or other vehicle if you manage such account or other vehicle outside of your employment, even if you do not have an economic interest in such securities. For example, you are deemed to have Beneficial Ownership of securities held in a brokerage account if you have a power of attorney with respect to the account. Similarly, you are deemed to have Beneficial Ownership of securities held in an Education Trust if you have an ability to prompt, induce or otherwise effect transactions in such securities, even if you do not have an economic interest in the asset of the trust.

Appendix B - Definitions

Terms used in this Code that are capitalized and bolded have a special meaning. To understand the Code, you need to understand the definitions of these terms below.

“Automatic Investment Plan” means a plan or other program in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a pre-determined schedule and allocation. These may include payroll deduction plans, issuer dividend reinvestment programs, 401(k) automatic investment plans, or the annual vesting of units into shares in a Mutual Fund Incentive Program.

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“BAC” means Bank of America Corporation and its affiliates.

“BAC Retirement Plan” means any retirement plan sponsored by BAC for the benefit of its employees.

“Being Considered for Purchase or Sale” – a security is being considered for purchase or sale when a recommendation to purchase or sell a security has been made and communicated or, with respect to the person making the recommendation, when such person decides to make the recommendation.

“Beneficial Ownership” has the meaning set forth in Appendix A, and refers to securities not only held by a Covered Person for his or her benefit, but also held by others for his or her benefit in an account over which the Covered Person has Influence or Control.

“CCO” means CWAM’s Chief Compliance Officer or his/her designee.

“Client” means any entity to which CWAM provides financial services.

“Client Account” means any investment management account or fund for which CWAM acts as investment advisor or sub-advisor.

“Closed-end Fund” refers to a registered investment company whose shares are publicly traded in a secondary market rather than directly with the fund.

“Company-Directed 401(k) Plan” means a 401(k) plan that offers a limited number of investment options consisting solely of mutual funds in which one directs their investments. A 401(k) plan whereby the participant may direct stock investments is not a Company-Directed 401(k) Plan for purposes of this Code.

“Covered Person” is a person to whom this Code applies, including but not limited to CWAM officers, employees, and support partners.

“Family Holdings” and “Family/Household Member” refer to immediate family, sharing the same household as a Covered Person, or a family member outside of the household who is economically dependent on the Covered Person.

“Federal Securities Laws” means the Securities Act of 1933 (15 U.S.C. 77a-aa), the Securities Exchange Act of 1934 (15 U.S.C. 78a –mm), the Sarbanes-Oxley Act of 2002 (Pub. L. 107-204, 116 Stat. 745 (2002)), the Investment Company Act of 1940 (15 U.S.C 80a), the Investment Advisers Act of 1940 (15 U.S.C. 80b), Title V of the Gramm-Leach-Bliley Act (Pub. L. No. 106-102, 113 Stat. 1338 (1999)), any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act (31 U.S.C. 5311 –5314; 5316 – 5332) as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of Treasury.

“Influence or Control” has the meaning set forth in Appendix A, and refers to a person’s direct or indirect ability to affect the management of securities.

“Investment Account” means an account comprising all or a part of a person’s portfolio, held with a broker-dealer, bank, fund company, insurance company, or other entity capable of administering holdings of securities and funds on behalf of a client.

“Investment Person” refers to a Covered Person whose knowledge and influence on Client Accounts as a portfolio manager or research analyst necessitates the imposition of additional obligations and responsibilities under the Code.

“IPO” generally refers to a company’s first offer of shares to the public. Specifically, an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

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“Late Trading” is the illegal trading of mutual funds wherein an order is placed after the fund is closed for the day and the transaction is priced using the closing price for that day.

“Limited Offering” generally refers to an offering of securities that is not offered to the public and includes an offering that is exempt from registration under the Securities Act of 1933 pursuant to Sections 4(2) or 4(6) of, or Regulation D under, the Securities Act of 1933.

“Market Timing” is the repeated buying, selling, or exchanging of fund shares by an individual or entity within short periods of time to take advantage of short-term differentials in the net asset values of such funds. This practice can occur in direct purchases and sales of fund shares, or through rapid reallocation of funds held in 401(k) plans or variable annuity or life policies.

“Reportable Fund” means shares of any open-end mutual fund registered under the Investment Company Act, other than money market funds or other short-term bond funds, whose investment adviser, sub-adviser or principal underwriter is controlled by Bank of America Corporation. The following companies are deemed to be controlled by Bank of America Corporation for purposes of this Code: Columbia Management Advisors, LLC, Banc of America Investment Advisors, Inc., Bank of America Capital Advisors, LLC, BACAP Alternative Advisors, Inc., Columbia Management Distributors, Inc., Columbia Management Pte. Ltd., Columbia Wanger Asset Management LP, Banc of America Capital Management (Ireland), Limited, US Trust Hedge Fund Management, Inc., IQ Investment Advisors LLC, Merrill Lynch Alternative Investments LLC, Roszel Advisors, LLC, Managed Account Advisors LLC. A list of Reportable Funds as of the date of the last revision of this Code is attached hereto as Appendix D.

“Reportable Security” includes corporate securities, Closed-end Funds, options on securities, warrants, rights, exchange traded funds, foreign government debt obligations, and municipal securities, including 529 Plans. Reportable Securities therefore include anything that is considered a “security” under the Investment Advisers Act, but do not include:

1.	Direct obligations of the United States Federal Government.

2.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements.

3.	Insurance company general accounts (short-term cash equivalent options of a variable life insurance policy).

4.	Shares of a money market fund or other short-term income or short-term bond funds.

5.	Shares of any open-end mutual fund, including any shares of a Reportable Fund.

6.	Futures and options on futures. However, a proposed trade in a “single stock future” (a security future which involves a contract for sale for future delivery of a single security) is subject to the Code’s pre-clearance requirement.

If you have any question or doubt about whether an investment is a Reportable Security under this Code, ask Compliance.

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Form A	INITIAL CERTIFICATION For New CWAM Covered Persons – Employees of Ameriprise or Threadneedle

Please complete this form and submit it to the CWAM Compliance Department no later than 10 days after you become a Covered Person of Columbia Wanger Asset Management.

Name :

(Please initial the following)

1.	Code of Ethics Classification

        I understand and agree for purposes of the CWAM Code that as an Ameriprise or Threadneedle Associate with CWAM access, I am classified as a Covered Person, and subject to certain requirements of the Code (as described in the Overview and Part VII of the CWAM Code), in addition to any requirements under the Ameriprise or Threadneedle Codes of Ethics.

2.	Personal Holdings

        I agree to report my holdings and transactions in accordance with the requirements of the Ameriprise or Threadneedle Code of Ethics, as applicable to me, and understand that CWAM may access these holdings and transactions from my compliance department.

3.	Pre-Clearance

        I agree to pre-clear my personal transactions with CWAM, in accordance with Part VII of the CWAM Code.

Signature:	Date:

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